EXHIBIT 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary AB T2P 4J8 Canada Tel: 403-260-9600 Fax: 403-260-9700

March 25, 2013

Encana Corporation Suite 4400, 500 Centre Street S.E. Calgary, AB T2P 2S5

Re:	Encana Corporation

We have acted as Canadian counsel to Encana Corporation (the "Corporation") in connection with the registration, on Form F-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended, of 22,000,000 common shares in the capital of the Corporation (the "Common Shares") issuable pursuant to the Corporation's Dividend Reinvestment Plan (the "Plan").

We have examined all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon certificates of public officials and of an officer of the Corporation. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Based upon, and subject to, the qualifications expressed, we are of the opinion that:

1.	22,000,000 Common Shares, if, as and when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable Common Shares; and

2.
the summary set forth in the Registration Statement under the captions "Income Tax Considerations Relating to the Plan – Canadian Federal Income Tax Considerations", "Income Tax Considerations Relating to the Plan – Canadian Participants" and "Income Tax Considerations Relating to the Plan – Non-Resident Participants" are a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Enforceability of Certain Civil Liabilities" and "Legal Matters".

Yours truly, /s/ Blake, Cassels & Graydon LLP